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                                                                      EXHIBIT 11


                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                      (in thousands, except per share data)


                                                          Three Months Ended           Nine Months Ended
                                                      ------------------------      ----------------------
                                                      October 2,     October 3,    October 2,   October 3,
                                                         1997           1996          1997          1996
                                                      ---------       --------      --------      --------
PRIMARY:
Weighted average number of common shares
     outstanding ................................        36,085         35,648        36,085        32,677
Net effect of dilutive stock options and warrants
     based on the treasury stock method using
     average market price .......................         1,141          1,237         1,126         1,205
                                                       --------       --------      --------      --------
Weighted average number of common and
     common equivalent shares outstanding .......        37,226         36,885        37,211        33,882
                                                       ========       ========      ========      ========
Net income (loss) ...............................      $ (1,769)      $  9,970      $ 13,757      $ 17,893
Less common and preferred dividends .............            --             --            --          (229)
                                                       --------       --------      --------      --------
Net income (loss) applicable to common shares ...      $ (1,769)      $  9,970      $ 13,757      $ 17,664
                                                       ========       ========      ========      ========
Net income (loss) per common share as reported ..      $  (0.05)      $    .27      $    .37      $    .52
                                                       ========       ========      ========      ========
FULLY DILUTED:
Weighted average number of common shares
     outstanding ................................        36,085         35,648        36,085        32,677

Net effect of dilutive stock options and warrants
     based on the treasury stock method using
     ending market price ........................         1,141          1,237         1,126         1,205
                                                       --------       --------      --------      --------
                                                         37,226         36,885        37,211        33,882
                                                       ========       ========      ========      ========
Net income (loss) ...............................      $ (1,769)      $  9,970      $ 13,757      $ 17,893
Less common and preferred dividends related to
     nonconvertible securities ..................            --             --            --          (229)
                                                       --------       --------      --------      --------
Net income (loss) applicable to common shares ...      $ (1,769)      $  9,970      $ 13,757      $ 17,664
                                                       ========       ========      ========      ========
Net income (loss) per common share assuming full
     dilution, as reported ......................      $  (0.05)      $    .27      $    .37      $    .52
                                                       ========       ========      ========      ========
